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                                                                   EXHIBIT 10.13

   [LOGO] WESTERN MASSACHUSETTS                    174 Brush Hill Avenue, W.
          ELECTRIC                                 Springfield, MA 01090
                                                   Western Massachusetts
                                                   Electric Company
                                                   P.O. Box 2010
                                                   West Springfield, MA
                                                   0l090-2010
                                                   (413) 785-5871
                                                   Fax (413) 787-9352

                                                   The Northeast Utilities
                                                   System


    December 18, 2000

    Mr. Mauro DeMaio
    Senior Plant Engineer
    Smith & Wesson, Inc.
    P. O. Box 2208
    Springfield, MA 01102-2208

    Dear Mr. DeMaio:

    Reference:  Energy Efficiency Services Project No. WM-00-R-001
                Smith & Wesson, Inc. - HVAC Conversion

    To encourage electric energy efficiency, Western Massachusetts Electric Company (hereinafter, "WMECO") is pleased to offer Smith & Wesson, Inc. (hereinafter, the "Participant") Energy Efficiency Services in connection with the Participant's 1,000,000 square foot facility located at 2100 Roosevelt Avenue, Springfield, Massachusetts, subject to the following terms and conditions:

    1. The Energy Efficiency Services Standard Terms and Conditions and Exhibit A are attached and are considered part of this Agreement.

    2. All Energy Efficiency Measures ("EEMs" or "measures") must be installed by the participant and accepted by both the Participant and WMECO within one (1) year of the Participant's execution of this Agreement.

    3. The Participant shall provide invoices for all measures installed as described in Exhibit A of this Agreement.

    4. WMECO agrees to pay incentives for all EEMs that comply with the Standard Terms and Conditions and Exhibit A up to the amounts specified for the individual EEMs totaling approximately $765,000.00 if all of the EEMs are installed. Payment will be made to Smith & Wesson, Inc. as indicated on the attached Form W-9, "Request for Taxpayer Identification Number and Certification," attention Mauro DeMaio, following inspection/measure verification.

   5. The listing of a specific manufacturer in this Agreement does not represent an endorsement of a specific product by WMECO. Listed manufacturers are those
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       proposed by the Participant in their application. The Participant may substitute an equivalent product, which will produce equal or greater energy savings than the product originally proposed in this Agreement, with the prior approval of WMECO.

   6. The Participant is not obligated to install any of the measures referred to in this Agreement, and, at any time, may decide to forego the listed incentive payments, and to forfeit all or part of the reimbursement of the Participant's cost for the energy analysis report.

   7. This Agreement shall be signed before any measures are installed. No payment shall be made for EEMs not listed in Exhibit A, or for measures installed before this Agreement is signed, unless a prior agreement was established with WMECO.

   8. The Participant may propose changes to the scope of this Agreement by giving written notice to WMECO. No change by the Participant shall be recognized without written approval of WMECO. This Agreement may not be modified or amended except in writing signed by both parties.

   9. This Agreement shall be administered and interpreted under the laws of the Commonwealth of Massachusetts. If any part is found to be in conflict with applicable laws, such part shall be inoperative, null and void insofar as it is in conflict with said laws, but the remainder of the terms and conditions shall continue in full force and effect.

If the Participant agrees to the terms of this Agreement, please sign all three
(3) copies and forward all three (3) to the bidder, Advanced Research & Technology, 3 Braintree Court, Suffield, Connecticut 06078. If the bidder agrees to the terms of this Agreement, please sign all three (3) copies and return all copies to me at the address indicated on page 1, for countersignature. Copies of the executed Agreement will be returned for your records. This Agreement shall be valid only if accepted by Participant, accepted by the owner of the facility, accepted by the bidder and countersigned by WMECO within thirty (30) days from the date of this letter of Agreement.

Sincerely,

/s/ Ron Johnston
Ron Johnston
Associate
Conservation & Load Management

c:     E.F. Murphy
       J. A. Burke


Smith & Wesson, Inc. - HVAC                                        WM-00-R-001
December 18, 2000                                                  Page 2 of 3
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Accepted By: Smith & Wesson, Inc.        By: Advanced Research & Technology


  /s/ Mauro DeMaio                         /s/ Alexander L. Baird
-----------------------------------      -------------------------------------
Signature of Participant                 Signature of Bidder


  Mauro DeMaio                             Alexander L. Baird
-----------------------------------      -------------------------------------
Name (Print)                             Name (Print)


  Facilities Manager                       President
-----------------------------------      -------------------------------------
Title of Participant                     Title of Bidder


  /s/ 12/21/00                             /s/ 12/21/2000
-----------------------------------      -------------------------------------
Date                                     Date



-----------------------------------
Estimated Date of Installation of
Measures

Does the Participant own the facility described herein? YES

Accepted By:             Western Massachusetts Electric Company


  /s/ Kerry J. Kuhlman
-------------------------------------
Kerry J. Kuhlman
President & Chief Operating Officer


12/21/00
-------------------------------------
Date

Attachments to this agreement:

1.  Energy Efficiency Services Standard Terms and Conditions
2. Form W-9, "Request for Taxpayer Identification Number and Certification" IMPORTANT This is to be filled out at the time this agreement is signed
    ----------
3.  Exhibit A (Total number of pages: 1)


Smith & Wesson, Inc. - HVAC                                        WM-00-R-001
December 18, 2000                                                  Page 3 of 3

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                     Western Massachusetts Electric Company

                           Energy Efficiency Services

                          STANDARD TERMS AND CONDITIONS

  1. The Participant shall be responsible for the design and installation of the Energy Efficiency Measures (EEMs) contained in WMECO's Exhibit A of the Letter of Agreement.

  2. The Participant shall obtain all necessary permits and comply with all applicable laws, ordinances, building codes, and regulations of all appropriate governing authorities. Moreover, the Participant shall be responsible for any infraction or violation thereof, and any expense or damage resulting therefrom.

  3. The party receiving incentives shall be responsible for any tax liability associated with incentive payments: WMECO will issue a Form 1099 to all Participants who receive more than $600 of incentives per year.

  4. To be eligible for an incentive payment, the project must be inspected and verified to be installed and operating in accordance with the approved energy analysis report and/or Exhibit A, by both WMECO and the Participant. The Participant shall allow WMECO reasonable access to the facility to conduct such inspections and shall supply WMECO with copies of any documents necessary for it to verify that the project complies with the Letter of Agreement requirements.

  5. WMECO will make no adjustments to the per unit incentives, even if the actual incremental cost varies from what was estimated in the approved energy analysis report and/or Exhibit A; however, the total amount of the incentive payment may be adjusted for the actual number of units installed, as long as a per unit incentive is listed and allowed.

  6. Only Participants who are "full-distribution-service" customers are eligible for full incentives. A full-distribution-service customer is one that received all of the electricity needed for the facility described in the Letter of Agreement via WMECO's distribution equipment and employs standby self-generation at that facility only during interruption of WMECO's distribution services.

  7. If the Participant's facility is not and/or will not be a full-distribution-service customer of WMECO at the time incentives are paid, the incentive will be prorated by multiplying the full incentive by the percentage of the facility's total electrical needs that is delivered via WMECO's distribution equipment.

  8. If, within three (3) years after the last incentive payment is made, the Participant either becomes a non full-distribution-service customer, or increases the use of electricity from self-generation equipment (at times when there is no interruption of WMECO's
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      distribution services), the Participant must repay WMECO a prorated portion of the incentive.

  9. In the event that the Participant has any outstanding balances due and owing to WMECO or any of its corporate affiliates, any incentive payment may be withheld and used to set off such outstanding debt(s) regardless of to whom the incentive payment would have been made.

  10. Equipment for which WMECO has provided incentives is expected to remain in use and in its original location for at least three (3) years, beginning when the final incentive payment is made for that project. Otherwise, WMECO reserves the right to demand a refund of all incentive sums paid for such equipment.

  11. WMECO does not guarantee that the Participant's actual savings will occur at the level projected in the energy analysis report. Factors that are impossible to predict, such as facility expansion, cutbacks, or weather changes, all may impact the Participant's future electric energy use.

  12. WMECO reserves the right to perform, at its own expense, and within two
      (2) years of project completion, a confidential project evaluation, under actual operating conditions, to help determine the actual energy savings. The Participant shall provide information as necessary to facilitate this evaluation.

  13. WMECO may, by written notice, terminate the Letter of Agreement for convenience, in whole or in part. In this event, WMECO shall pay the unit or pro rata price for the performed and accepted portion of the project, and a reasonable amount, not otherwise recoverable from other sources, for the unperformed or unaccepted portion of the project, provided that the total compensation does not exceed the total amount in the Letter of Agreement. No allowance will be made for anticipated profits. WMECO shall not be liable for any consequential or incidental damages for termination under this Article.

  14. WMECO may, by written notice, terminate the Letter of Agreement for the Participant's refusal or failure to comply with its provisions, in whole or in part.

  15. If the Participant requests additional time to complete the EEMs as defined in the Letter of Agreement, WMECO may grant an extension, in accordance with the Energy Efficiency Services Standard Terms and Conditions then in effect.

  16. The Participant shall hold harmless WMECO, its directors, officers, employees, agents, affiliated companies, and representatives, against and from any and all loss, claims, actions, or suits, including cost and reasonable attorneys' fees, arising from the Participant's participation in WMECO's Energy Efficiency Services.

  17. These Standard Terms and Conditions are binding on the heirs, successors and assigns of the Participant and WMECO. The Letter of Agreement shall not be assigned by either party without prior written consent of the other. The Participant agrees to include the


WMECO Standard Terms & Conditions                                  Page 2 of 3
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      Letter of Agreement in all leases, sales contracts, and other similar documents relating to the use and ownership of the facilities for which Energy Efficiency Services have been provided by WMECO.

  18. These Standard Terms and Conditions are applicable only to the facilities described in the Letter of Agreement and not to any additions to the Participant's facility that may be serviced by WMECO in the future.


WMECO Standard Terms & Conditions                                  Page 3 of 3
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                                  Exhibit A
                         Advanced Research Technology
                                     and
                             Smith & Wesson, Inc.
                            Springfield, MA 01102
                         Project Number: WM-00-R-001
                              December 18, 2000

I.     GENERAL:

A. The Owner will submit documents for review as required. WMECO will review construction documents to facilitate the verification of conformance with the energy efficiency improvement measures detailed in Item II, below.

B. The listing of a specific manufacturer in this Contract does not represent an endorsement of a specific product by WMECO. Listed manufacturers are those proposed by the Owner in their application. The Owner may substitute an equivalent product, which will produce equal or greater energy savings than the product originally proposed, with the approval of WMECO.

II.   ENERGY EFFICIENCY IMPROVEMENT MEASURES

MEASURE 1 OF 1: Installation of energy efficiency measures as reviewed by The Nicholas Group. Energy efficiency measures shall include converting 520 connected tons of rooftop DX constant volume cooling to a VAV system with chilled water coils, adding differential enthalpy control to the VAV system, an energy efficient water cooled chiller, primary secondary chilled water pumping, and heat recovery using cooling tower water as described in the proposal submitted on September 14, 2000 by Advanced Research Technology for Smith & Wesson Corporation in response to the WMECO request for energy efficiency proposals.

       Estimated Installed Cost:                        $1,041,790
     MAXIMUM INCENTIVE THIS MEASURE                      $765,000

    Estimated Annual Energy Savings:                  1,254,430 kWh
   Estimated Lifetime Energy Savings:                 22,932,585 kWh


 Measure Verification: Inspection of completed installation.